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                                                                    Exhibit 23.1



                           Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-95424) pertaining to the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan, the Registration Statement (Form S-8 No. 33-87394) pertaining to the Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, and the Registration Statement (Form S-8 No. 33-95422) pertaining to the Veeco Instruments Inc. Employees Stock Purchase Plan of our report dated February 7, 1997, with respect to the consolidated financial statements and schedule of Veeco Instruments Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



/s/ Ernst & Young
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Melville, New York
February 28, 1997